Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

BULLETIN!                          BULLETIN!                          BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, July 27, 2006, at 4:30 p.m. (EDT) / 1:30 p.m. (PDT). Dr. James Manuso, Chairman, President and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and Michael Molkentin, Chief Financial Officer, will discuss the company’s performance and answer questions relating to this news release. Those wishing to participate in the call should dial 800-798-2864 (international callers dial 617-614-6206) at approximately 4:20 p.m. (EDT). The passcode for the call is 40051688. Those not wishing to participate may listen to the live Webcast of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on SuperGen’s Web site for 90 days.

SuperGen Reports 2006 Second Quarter Financial Results

SuperGen Reports Net Income for the 2006 Second Quarter of $4.3 Million
Due to $20 Million Milestone Earned After FDA Approval of Dacogen™
(decitabine) for Injection

DUBLIN, Calif., July 27, 2006 - SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the three and six months ended June 30, 2006.

Total revenues for the 2006 second quarter were $24.0 million compared with $7.9 million for the same prior year period.  Total revenues for the 2006 second quarter included $20.0 million of milestone revenue pursuant to the license agreement entered into with MGI PHARMA during 2004, which granted MGI exclusive rights to the development, manufacture, commercialization and distribution of Dacogen™  (decitabine) for Injection.  Net product revenue for the 2006 second quarter included Nipent®  (pentostatin for injection) sales of approximately $3.5 million, compared with $3.4 million for the same prior year period.  There were no European distributor sales included in the aforementioned Nipent sales in the 2006 second quarter, while approximately $504,000 of European distributor sales were included in the same prior year period.

In the prior year, total revenues for the 2005 second quarter included $2.5 million of development and license revenue for recognition of deferred revenue related to an upfront payment received and $1.2 million of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA.  There were no similar development and license revenue items in the 2006 second quarter.

Total costs and operating expenses for the 2006 second quarter were $27.1 million, compared with $10.7 million for the same prior year period.  The primary reason for the increase in total costs and operating expenses for the 2006 second quarter was the inclusion of acquired in-process research and development expenses, an increase in ongoing research and development activities related primarily to the acquisition of Montigen Pharmaceuticals Inc., higher cost of product revenue resulting from an increase in product shipments and recognition of a non-cash charge for the estimated fair value of employee stock options due to the adoption of SFAS 123R on January 1, 2006, offset by an overall decrease in selling, general and administrative expenses.

The Company reported net income for the 2006 second quarter of $4.3 million, or $0.08 per share, compared with a net loss of $1.9 million, or $0.04 per share, for the same prior year period.  The reported net income for the 2006 second quarter is primarily due to a milestone earned pursuant to the license agreement entered into with MGI PHARMA, an increase in net product revenue, a decrease in selling general and administrative expenses, a non-cash gain for a change in the valuation of derivatives offset by acquired in-process research and development expenses and an increase in ongoing research and development activities resulting primarily from the acquisition of Montigen Pharmaceuticals Inc.  Included in the 2006 second quarter net income is a non-cash gain for a change in valuation of derivatives of $7.0 million and a non-cash charge of $754,000 to operating expenses for the fair value of employee stock options due to the adoption of SFAS 123R on January 1, 2006.

Total revenues for the six months ended June 30, 2006 were $26.9 million, compared with $12.3 million for the same prior year period.  Total revenues for the six months ended June 30, 2006, included $20.0 million of milestone revenue pursuant to the license agreement entered into with MGI PHARMA during 2004.  Net product revenue for the six months ended June 30, 2006, included Nipent sales of approximately $6.0 million, compared with $4.2 million for the same prior year period.  In the prior year, total revenues for the six months ended June 30, 2005, included $5.0 million of development and license revenue for recognition of deferred revenue related to an upfront payment received and $1.9 million of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA.  There were no similar development and license revenue items for the six months ended June 30, 2006.

Total costs and operating expenses for the six months ended June 30, 2006, were $37.1 million, compared with $22.4 million for the same prior year period.  The primary reason for the increase in total costs and operating expenses for the six months ended June 30, 2006, was the inclusion of acquired in-process research and development expenses and an increase in ongoing research and development activities related primarily to the acquisition of Montigen Pharmaceuticals Inc., higher cost of product revenue resulting from an increase in product shipments, recognition of a non-cash charge for the estimated fair value of employee stock options due to the adoption of SFAS 123R on January 1, 2006, offset by a decrease in development expenses associated with the Orathecin, Dacogen and other programs and a decrease in selling, general and administrative expenses.

The Company reported a net loss for the six months ended June 30, 2006, of $7.8 million, or $0.15 per share, compared with a net loss of $8.8 million, or $0.17 per share, for the same prior year period.  The decrease in the net loss for the six months ended June 30, 2006, is primarily due to a milestone earned pursuant to the license agreement entered into with MGI PHARMA, an increase in net product revenue, a decrease in development expenses associated with the Orathecin, Dacogen and other programs, decrease in selling general and administrative expenses offset by the charge for acquired in-process research and development expenses and an increase in ongoing research and development activities resulting from the acquisition of Montigen Pharmaceuticals Inc.  Included in the net loss for the six months ended June 30, 2006, is a non-cash gain for a change in valuation of derivatives of $674,000, a non-cash charge of $1.4 million to operating expenses for the fair value of employee stock options due to the adoption of SFAS 123R on January 1, 2006, and a gain of $780,000 representing the difference between the carrying value of a Company equity investment and the proceeds received from the exercise of outstanding warrants issued to certain previous note holders of the convertible debt instruments executed during 2003 to purchase shares of AVI BioPharma Inc.’s common stock at an exercise price of $5.00 per share.

The Company’s unrestricted cash, cash equivalents and marketable securities increased $2 million from the prior quarter to $50.7 million at June 30, 2006.

Commenting on the second quarter results, Dr. James Manuso, President and Chief Executive Officer, stated, “The second quarter of 2006 represents a turning point for SuperGen as we moved forward with our strategy of becoming a self-sustaining, and ultimately profitable, oncology drug discovery and development enterprise.  SuperGen enters the second half of this year a stronger, more financially secure company with great promise ahead.”

Recent Corporate Events:

April 2006:

1. SuperGen completed the acquisition of Montigen Pharmaceuticals Inc., a privately held, oncology-focused drug discovery and development company located in Salt Lake City, Utah.  SuperGen acquired all of the outstanding capital stock of Montigen for $9.0 million in cash and $8.9 million in shares of SuperGen common stock.  SuperGen will pay the Montigen stockholders an additional $22.0 million in shares of SuperGen common stock contingent upon achievement of specific regulatory milestones.

2. SuperGen announced that it had completed the pre-specified interim analysis of the Orathecin™ (rubitecan) capsules phase II clinical trial studying Orathecin plus gemcitabine as first-line combination therapy for advanced pancreatic cancer patients who have not undergone chemotherapy.  The multi-center trial enrolled 39 patients with primary advanced pancreatic cancer.  This protocol included a prospectively defined interim analysis to estimate median survival.  The analysis resulted in an estimated median survival of 6.0 months, with a Kaplan-Meier one year survival to be 27%.  Although the estimated one year survival is encouraging compared to similar studies in this indication, the study did not meet the pre-specified threshold for median survival in order to proceed to a phase III randomized study.  The safety profile for this patient group was very similar to prior studies of Orathecin as a single agent or in combination with gemcitabine. The study will remain closed to enrollment, but open for patient follow-up.

May 2006:

MGI PHARMA and SuperGen announced that the U.S. Food and Drug Administration (FDA) approved Dacogen™ (decitabine) for Injection.  Dacogen is indicated for treatment of patients with myelodysplastic syndromes (MDS), including previously treated and untreated, de novo, and secondary MDS of all French-American-British (FAB) subtypes (refractory anemia, refractory anemia with ringed sideroblasts, refractory anemia with excess blasts, refractory anemia with excess blasts in transformation, and chronic myelomonocytic leukemia), and Intermediate-1, Intermediate-2, and High-Risk International Prognostic Scoring System (IPSS) groups.  MGI PHARMA made Dacogen commercially available in late May 2006, which resulted in the achievement of a $20 million milestone payment due SuperGen.

June 2006:

1. SuperGen announced that a contract had been executed to terminate the European distribution of Nipent by Wyeth and transition distribution to the Company.  SuperGen paid Wyeth a $2.1 million early termination fee, making it effective June 1, 2006.  SuperGen and Wyeth will collaborate to ensure uninterrupted distribution services during the transition period.  Distribution and marketing for Nipent in Europe will be managed by SuperGen’s subsidiary, EuroGen Pharmaceuticals Limited, which is based in Cheltenham, United Kingdom.

2. SuperGen announced the signing of a definitive agreement for Mayne Pharma to acquire the North American rights to Nipent and SurfaceSafe® from SuperGen for a total maximum consideration of $34 million inclusive of approximately $14 million payable at closing.  The remaining payments are contingent on key events and product performance.  The transaction is subject to customary closing conditions and is expected to close during the 2006 third quarter.

July 2006:

SuperGen announced the achievement of a milestone as a result of the sub-licensing of Dacogen by MGI PHARMA to Cilag GmbH, a Johnson & Johnson company, granting exclusive development and commercialization rights in all territories outside North America.  During July 2006, SuperGen received 50% of the $10 million upfront payment and, as a result of both the original agreement with MGI PHARMA and this sublicense with Cilag GmbH, will receive up to $23.75 million in future milestone payments as they are achieved for Dacogen globally.  Additionally, SuperGen will receive 20% to 30% royalty on all sales worldwide.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the discovery, acquisition, rapid development and commercialization of therapies for solid tumors and hematological malignancies.  SuperGen’s portfolio includes Orathecin™ (rubitecan) capsules, an investigational drug intended for the treatment of pancreatic cancer, Nipent® (pentostatin for injection), Mitomycin, and Surface Safe® cleaner.  In addition, a number of aurora-A, tyrosine kinase and DNA methyltransferase inhibitors are under preclinical development.  For more information about SuperGen, please visit http://www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These forward-looking statements include statements regarding SuperGen’s obligations to make contingent payments in connection with the acquisition of Montigen, future cooperation between SuperGen and Wyeth with respect to the transition period, whether the Mayne Pharma transaction will close and SuperGen’s expectation of future milestone payments and royalties on worldwide Dacogen sales.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition and the ability of MGI to generate global sales of Dacogen. In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of Orathecin, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the

Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Sharon Weinstein
SuperGen, Inc.	Noonan/Russo
SVP, Corporate Communications	Director of Investor Relations
& Business Development
Tel: (925) 560-0100 x111	Tel: (212) 845-4271
E-mail: tenns@supergen.com	E-mail: sharon.weinstein@eurorscg.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow…

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Net product revenue	$3,984	$3,625	$6,868	$4,640
Development and license revenue from MGI PHARMA, Inc.	—	3,716	—	6,941
Distribution agreement revenue	—	590	—	757
Milestone revenue	20,000	—	20,000	—
Total revenues	23,984	7,931	26,868	12,338

Costs and operating expenses:
Cost of product revenue	847	700	1,395	1,000
Research and development	3,837	2,891	6,858	8,015
Selling, general, and administrative	6,066	7,139	12,559	13,397
Acquired in-process reasearch and development	16,318	—	16,318	—
Total costs and operating expenses	27,068	10,730	37,130	22,412

Loss from operations	(3,084)	(2,799)	(10,262)	(10,074)

Interest income	462	411	998	783
Gain on disposition of investment in AVI BioPharma stock resulting from exercise of warrant	—	—	780	—
Change in valuation of derivatives	7,000	500	674	500
Income (loss) before income tax	4,378	(1,888)	(7,810)	(8,791)

Income tax provision	(35)	—	(35)	—
Net income (loss)	$4,343	$(1,888)	$(7,845)	$(8,791)
Net income (loss) per common share:
Basic	$0.08	$(0.04)	$(0.15)	$(0.17)
Diluted	$0.08	$(0.04)	$(0.15)	$(0.17)
Weighted average shares outstanding:
Basic	53,187	51,183	52,477	51,162
Diluted	53,671	51,183	52,477	51,162

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$50,421	$47,664
Accounts receivable, net	2,914	5,576
Development revenue receivable from MGI PHARMA, Inc.	—	550
Inventories	807	1,439
Intangibles, current portion, net	1,987	—
Prepaid expenses and other current assets	1,799	1,407
Total current assets	57,928	56,636

Marketable securities, non-current	245	147
Investment in stock of related parties	688	673
Due from related parties, non-current	43	52
Property, plant and equipment, net	3,217	2,907
Goodwill	731	731
Other intangibles, net	1,171	290
Restricted cash and investments, non-current	11,514	11,805
Other assets	35	30
Total assets	$75,572	$73,271

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,433	$3,391
Derivative liability	1,144	1,817
Payable to AVI BioPharma, Inc.	565	565
Deferred revenue	504	—
Accrued payroll and employee benefits	1,960	2,269
Total current liabilities	6,606	8,042

Deferred rent	958	972
Total liabilities	7,564	9,014

Stockholders’ equity	68,008	64,257
Total liabilities and stockholders’ equity	$75,572	$73,271